May 24, 2002


Cemex, Inc.
Avenida Constitucion 444
PTE. 6400 Monterrey, N.L., Mexico

Attention:        Mr. Philippe Gastone
                  Senior Vice President

Dear Mr. Gastone:

         UBS Warburg, LLC ("UBSW") is acting as financial advisor to Puerto Rican Cement Company, Inc., a Puerto Rico corporation ("PRCC"), in connection with a possible transaction involving PRCC and Cemex, Inc. ("Cemex") by way of merger, sale of assets or stock, or otherwise (the "Proposed Transaction"). Each of PRCC and Cemex may furnish certain confidential nonpublic information to each other in order to assist the other party in making an evaluation of the Proposed Transaction. Each party hereto, in consideration of the other party's agreement to furnish information to it (each party furnishing such information shall be hereinafter referred to, with respect to such information, as the "Disclosing Party" and each party receiving such information shall be hereinafter referred to, with respect to such information, as the "Receiving Party"), agrees, as set forth below, to treat any information whether so provided before or after the date of this Confidentiality Agreement (this "Agreement") in connection with the Proposed Transaction, whether such information is written or oral or otherwise recorded, and whether or not such information is specifically identified as "confidential," that is learned in connection with visits to the Disclosing Party's facilities or otherwise communicated or furnished to a Receiving Party by a Disclosing Party or on behalf of a Disclosing Party by a Representative (as hereinafter defined) (such information being herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this Agreement and to take or abstain from taking certain other actions herein set forth.

         The term "person" as used in this Agreement shall be broadly interpreted to include the media and any other corporation, partnership, group, individual or other entity.

         The term "Evaluation Material" shall also include all analyses, compilations, forecasts, studies or other material prepared by a Receiving Party or any of its affiliates, directors, officers, employees or subsidiaries, or any person identified on Schedule A hereto or such additional persons as to which prior notice of such person's identity is given to the other party hereto (collectively, the "Representatives") containing, based on or reflecting any confidential non-public information furnished by a Disclosing Party or any of its Representatives. Notwithstanding the foregoing, the term "Evaluation Material" shall not include information that (i) is or becomes generally available to the public, other than as a result of a disclosure by a Receiving Party or any of its Representatives in violation of this Agreement, or (ii) is already or becomes available to a Receiving Party from a source other than the Disclosing Party or its Representatives, provided that such source is not known by such Receiving Party to be in breach of a confidentiality agreement with or other obligation of secrecy to the Disclosing Party or a third person.

         Each Receiving Party hereby agrees to use the Evaluation Material solely for the purpose of evaluating the Proposed Transaction involving the parties hereto and agrees to keep such information confidential, to treat it with the same degree of care it uses in protecting its own confidential and proprietary data, not to use it in any way detrimental to the Disclosing Party and not to disclose it, directly or indirectly, in any manner whatsoever; provided, however, that (i) any of such information may be disclosed by a Receiving Party to those of its Representatives who need to know such information for the purpose of evaluating the Proposed Transaction involving the parties hereto (it being understood that such Representatives shall be informed of the confidential nature of such information and shall be directed to treat such information confidentially), (ii) any disclosure of such information may be made if a Disclosing Party consents previously in writing, and (iii) any disclosure of such information may be made as otherwise required by law in the written opinion of counsel to the Receiving Party (including, without limitation, pursuant to any federal or state securities laws or pursuant to any legal, regulatory or legislative proceeding) or as contemplated by the following sentence (the "Legal Exception"). In the event that a Receiving Party or any of its Representatives receives a request to disclose all or any part of the information contained in such Evaluation Material under the terms of a valid and effective subpoena, order, civil investigative demand or similar process or other written request issued by a court of competent jurisdiction or by a federal, state or local, foreign or domestic, governmental or regulatory body or agency, such Receiving Party agrees to the extent practicable to (A) promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such request, (B) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request, and (C) only disclose the information requested after complying with clauses (A) and (B) and exercising reasonable effort (if so requested by the Disclosing Party and at the Disclosing Party's sole expense) to obtain, to the extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such portion of any disclosed information as the Disclosing Party may designate.

         Each Receiving Party hereby assumes responsibility for all damages resulting from any breach of this Agreement by any of its Representatives or former Representatives. Each Receiving Party also agrees to take all reasonable measures to restrain its Representatives or former Representatives from prohibited or unauthorized disclosure or use of the Evaluation Materials. Each Receiving Party hereby acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. In addition, except (i) with the prior written consent of the other party hereto or (ii) as required or permitted under the Legal Exception, each party hereto will not, and will direct its Representatives not to, disclose to any person either (A) the existence of this Agreement or that the Evaluation Material has been made available to it, or (B) in the event that the parties hereto engage in discussions or negotiations with each other or their Representatives, the fact that discussions or negotiations are taking place concerning the Proposed Transaction between the parties hereto or any of the terms, conditions or other facts with respect to any such Proposed Transaction, including the status thereof. If and to the extent it is in the written opinion of counsel to a Receiving Party necessary or advisable in litigation to support or defend actions taken by such Receiving Party which are being reviewed or challenged in such proceedings, such Receiving Party may disclose in such proceedings the matters described in the preceding sentence and its analyses, compilations, forecasts, studies and other materials relating to the Proposed Transaction that were prepared by such Receiving Party and its Representatives. Each Receiving Party agrees to give the Disclosing Party advance notice of any such disclosures to the extent practicable under the circumstances.

         In consideration of being furnished the Evaluation Material and in view of the fact that the Evaluation Material consists of confidential and non-public information, each party hereto agrees that, for a period of 18 months from the date of this Agreement, it and its affiliates and associates (as defined in Rule l2b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) shall not, directly or indirectly, without the prior written consent of the Board of Directors of the other party hereto, (i) in any manner acquire, agree to acquire or make any proposal to acquire any securities or property of such other party or any of its subsidiaries, (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of such other party or any of its subsidiaries, (iii) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of such other party or any of its subsidiaries, (iv) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of such other party,
(v) disclose any intention, plan or arrangement inconsistent with the foregoing, or (vi) advise, assist or encourage any other persons in connection with any of the foregoing. Notwithstanding the foregoing, it is agreed that the foregoing restrictions will not prevent the Receiving Party's investment bank from (i) engaging in brokerage, discretionary money management, corporate finance, arbitrage and trading activities in the normal and usual course of its business, (ii) acting on behalf of a person who engages in any of the activities specified above in response to an unsolicited attempt by the Receiving Party or any of its affiliates to acquire stock or assets of such person, (iii) after the expiration of one year from the date hereof, acting on behalf of a person unaffiliated with the Receiving Party who engages in any of the activities specified above and (iv) arranging financing for any person (other than a person on whose behalf it may not act pursuant to clause (iii) above); provided that in each case set forth in clauses (i) through (iv) above, none of the partners, officers or directors or employees of the Receiving Party's investment bank involved in such representation shall utilize any material non-public information that was derived from the Evaluation Material. Each party hereto also agrees, for the period set forth in the last sentence of this paragraph, not to (a) request the other party hereto or any of its Representatives, directly or indirectly, that it be released from any provision of this paragraph (including this sentence) or (b) take any action which might require such other party to make a public announcement regarding the possibility of a business combination or merger. If at any time during the period set forth in the last sentence of this paragraph, either party is approached by any third party concerning such party's or the third party's participation in any of the activities described in clauses (i), (ii), (iii) or (iv) above, such party shall inform such third party that such party is bound by certain confidentiality obligations (without referring to this Agreement) and promptly inform the other party of the nature of such contact and the parties thereto. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent one party hereto from acquiring, or offering to acquire, any securities or assets of the other party (the "Other Party") at any time after
(i) the announcement or commencement of a tender or exchange offer by an unrelated third party which, if consummated, would give it ownership or control of 20% of more of the Other Party's outstanding voting securities or
(ii) the announcement by the Other Party that it (or its Board of Directors) has agreed (including and agreement in principle) to an acquisition of the Other Party or a substantial portion of its assets by a third party or a merger or other business combination involving the Other Party and a third party or a recapitalization or financial restructuring of the Other Party. The agreements set forth in this paragraph shall terminate 18 months from the date of this Agreement.

         In the event the Parties do not enter into the Proposed Transaction, Cemex agrees that for one year from the date of the signing of this Agreement, it shall not to solicit for employment or employ any of the current employees of PRCC to whom Cemex had been directly or indirectly introduced or otherwise had contact with or of whom Cemex became aware as a result of its consideration of the Proposed Transaction with PRCC so long as they currently are employed by PRCC and for three months thereafter, or solicit any current suppliers, customers, or clients of PRCC, during the period in which there are discussions conducted pursuant hereto and for a period of one year thereafter, without the prior written consent of PRCC; provided, however, that nothing in this paragraph shall be deemed to prohibit Cemex from (a) hiring employees of PRCC who contact Cemex on their own initiative or due to any solicitation by Cemex for employment by means of general advertising not specifically directed at employees of PRCC or (b) soliciting suppliers, customers, clients, or accounts of PRCC in the ordinary course of Cemex's business consistent with past practice or in connection with Cemex's past or current relationship with PRCC or any of its subsidiaries or affiliates (provided that Cemex does not discuss the Proposed Transaction, or discuss or share any Evaluation Material, with any such suppliers, customers, clients, or accounts).

         Although each Disclosing Party has endeavored or will endeavor to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of the Receiving Party's investigation, each Receiving Party understands that neither the Disclosing Party nor any of its Representatives has made or makes any representation or warranty either express or implied as to the accuracy or completeness of the Evaluation Material. Each Receiving Party agrees that neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or any of its Representatives resulting from the use of the Evaluation Material.

         All Evaluation Material disclosed by PRCC is and shall remain the property of PRCC. All Evaluation Material disclosed by CEMEX is and shall remain the property of CEMEX. Each Receiving Party agrees to redeliver or cause to be redelivered promptly to the Disclosing Party upon request (and in no event later than five business days after such request) all written or otherwise tangible Evaluation Material provided to it by the Disclosing Party or its Representatives and not to retain any copies, extracts or other reproductions, in whole or in part, of such written or otherwise tangible material. All other Evaluation Material and documents, memoranda, notes, other writings and otherwise tangible materials whatsoever prepared by a Receiving Party or its Representatives based, in whole or in part, on the information in the Evaluation Material which were not provided to the Receiving Party or its Representatives shall be destroyed, and such destruction shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party who shall have supervised such destruction.

         Each party hereto acknowledges and agrees that money damages would not be a sufficient remedy for any breach by it of this Agreement, that the other party hereto shall be entitled to equitable relief (including, without limitation, and without posting security, injunction and specific performance) as a remedy for any such breach or threatened breach, and that it shall not oppose the granting of any such relief to such other party. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available to a party hereto for all damages, costs and expenses (including reasonable attorneys' fees) incurred by it in this regard.

         Each party hereto agrees that unless and until a definitive agreement with respect to the Proposed Transaction has been executed and delivered, neither it nor the other party hereto will be under any legal obligation of any kind whatsoever with respect to the Proposed Transaction or any other similar such transaction by virtue of this Agreement or any written or oral expression with respect to such a transaction by any of its Representatives or by any Representatives thereof except, in the case of this Agreement, for the matters specifically agreed to herein.

         In the event that discussions between PRCC and Cemex are terminated by either party for any reason whatsoever or for no reason prior to the execution and delivery of a definitive agreement with respect to the Proposed Transaction, Cemex agrees to pay all reasonable out-of-pocket costs, fees and expenses incurred, directly or indirectly, by PRCC or its Representatives in connection with the Proposed Transaction, including without limitation banking and legal fees and expenses; provided, however, that Cemex shall not be obligated to pay such costs, fees and expenses to PRCC if the discussions between PRCC and Cemex are terminated by PRCC so that PRCC can negotiate a similar transaction with another party.

         This Agreement (except for the standstill paragraph above, which is not subject to modification, waiver or release) may be modified, waived or released only by a separate writing by the parties hereto expressly so modifying, waiving or releasing this Agreement. Each party hereto acknowledges and agrees that no failure or delay by the other party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any right, power or privilege hereunder.

         This Agreement is for the benefit of each of PRCC and Cemex and shall be binding upon each others' successors in interest and assigns and shall inure to the benefit of, and be enforceable by, each others' successors in interest and assigns. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof.

         If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect. The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute the same agreement.

         This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made, executed, delivered and performed wholly within the State of New York without regard to the conflicts of laws principles thereof. Each party hereto hereby (i) submits to the jurisdiction of any state or federal court sitting in New York with respect to matters arising out of or relating hereto, (ii) agrees that all claims with respect to such matters may be heard and determined in an action or proceeding in such state or federal court and in no other court,
(iii) waives the defense of an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         Please confirm that the foregoing is in accordance with your understanding of our agreement by having a duly authorized officer of Cemex sign and return to us a copy of this letter, whereupon this letter shall become a binding agreement between the parties to this Agreement.

                                              Very truly yours,

                                              UBS Warburg LLC, on behalf of
                                              Puerto Rican Cement Company, Inc.


                                              By:  /s/ DAVID M. DICKSON JR.
                                                 ------------------------------
                                                 Name: David M. Dickson Jr.
                                                 Title: Managing Director


                                              Accepted and agreed to
                                              as of the date set forth
                                              above:

                                              Cemex, Inc.


                                              By:  /s/ JILL SIMEONE
                                                  -----------------------------
                                                  Name: Jill Simeone
                                                  Title: General Counsel

                                  SCHEDULE A

Representatives of Puerto Rican Cement Company, Inc.

         LeBoeuf, Lamb, Greene & MacRae, L.L.P.
         Parra, Del Valle, Frau & Limeres
         PricewaterhouseCoopers, LLP
         Totti & Rodriguez Diaz
         UBS Warburg LLC

Representatives of Cemex, Inc.

         Skadden, Arps, Slate Meagher & Flom, LLP
         Goldman Sachs
         KPMG